Exhibit 10.27

AMENDMENT TO THE QUEST RESOURCE HOLDING CORPORATION

2012 INCENTIVE COMPENSATION PLAN

WHEREAS, pursuant to Section 10(f) of the Quest Resource Holding Corporation 2012 Incentive Compensation Plan, as amended and restated (the “Plan”), the Board of Directors (the “Board”) of Quest Resource Holding Corporation (the “Company”) may amend, alter, suspend, discontinue or terminate the Plan, subject to stockholder approval of any increase in the number of Shares available under the Plan;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan; and

WHEREAS, the Board desires to increase the number of Shares available under the Plan to 4,830,437 Shares.

NOW, THEREFORE, in accordance with Section 10(f) of the Plan, the Plan shall be amended effective upon stockholder approval as follows:

1.	Amendment. Section 4(a) of the Plan is hereby amended and restated as follows:

“(a)Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be equal to 4,830,437 Shares. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.”

IN WITNESS WHEREOF, this Amendment to the Plan is adopted as of as of this 10th day of May, 2019.

QUEST RESOURCE HOLDING CORPORATION

By:	/s/ S. Ray Hatch
	Name:	S. Ray Hatch
	Title:	Chief Executive Officer